STRUCTURED ASSET SECURITIES CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2000-1



                                 TERMS AGREEMENT
                                 ---------------


                                                      Dated:  January 21, 2000



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 2000 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:   Series 2000-1.
------------------

Terms of the Series 2000-1 Certificates: Structured Asset Securities Corporation, Series 2000-1 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class 3-A, Class 3-AP, Class AX, Class B1, Class B1X, Class B2, Class B2X, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of fixed rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans") and a mortgage-backed certificate (the "Underlying Certificate"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class 3-A, Class 3-AP, Class AX, Class B1, Class B1X, Class B2, Class B2X, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-68513.
----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date: the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-AP, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-AP, Class 3-A, Class 3-AP and Class AX Certificates be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR") and Moody's Investors Service, Inc. ("Moody's," together with DCR, the "Rating Agencies"); the Class R Certificates be rated "AAA" by DCR; the Class B1 and B1X Certificates be rated "AA" by DCR; the Class B2 and B2X Certificates be rated "A" by DCR; and the Class B3 Certificates be rated "BBB" by DCR.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: January 1, 2000.

Closing Date: 10:00 A.M., New York time, on or about January 28, 2000. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                         LEHMAN BROTHERS INC.



                                         By: /s/ Joseph J. Kelly
                                             -----------------------
                                             Name:  Joseph J. Kelly
                                             Title:    Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Ellen Kiernan
    ---------------------
    Name:  Ellen Kiernan
    Title:  Vice President






                                   Schedule 1
                                   ----------

                Initial Certificate         Certificate          Purchase Price
  Class         Principal Amount(1)        Interest Rate           Percentage
  -----         ----------------           -------------           ----------
1-A1              $50,650,000                  7.60%               100.09375%
1-A2               75,600,000              Adjustable(2)            99.96875%
1-A3(3)            (4)                     Adjustable(2)             3.00000%
1-A4                5,524,000                  8.00%                96.87500%
1-A5(3)            (4)                         9.00%                22.65625%
1-A6(3)            (4)                         9.00%                41.18750%
1-A7               30,000,000                  7.85%                98.57813%
1-AP(5)             7,339,244                  0.00%                60.12500%
2-A1               90,408,000                  7.50%                99.76563%
2-A2               81,000,000                  7.50%                98.65625%
2-A3               40,000,000                  7.75%               100.00000%
2-A4(5)             1,500,000                  0.00%                33.12500%
2-A5(5)             4,467,590                  0.00%                65.10938%
2-AP(5)               248,737                  0.00%                50.12500%
3-A                40,210,858                  7.25%                98.46875%
3-AP(5)             1,166,141                  0.00%                68.00000%
AX(3)              (6)                         8.00%                19.95313%
B1                 12,626,000              Adjustable(2)            98.00000%
B1X(3)             (4)                     Adjustable(2)            35.00000%
B2                  5,594,000              Adjustable(2)            96.07813%
B2X(3)             (4)                     Adjustable(2)            34.00000%
B3                  3,036,000              Adjustable(2)            71.04688%
R                         100                  9.00%               100.00000%
----------
(1)  These balances are approximate, as described in the prospectus supplement.
(2) The Class 1-A2, 1-A3, B1, B1X, B2, B2X and B3 Certificates accrue interest based on variable interest rates, as described in the prospectus supplement. The initial interest rates on these classes of certificates will be Class 1-A2, 6.55%; Class 1-A3, 2.45%; Class B1, 8.25%; Class B1X, 8.25%; Class B2, 8.25%; Class B2X, 8.25%; and Class B3, approximately 8.33%.
(3) The Class 1-A3, 1-A5, 1-A6, AX, B1X and B2X Certificates will be interest-only certificates; they will not be entitled to payments of principal.
(4) The Class 1-A3, 1-A5, 1-A6, B1X and B2X Certificates will have no principal amount; they will accrue interest on a notional amount, as described in the prospectus supplement.
(5) The Class 1-AP, 2-A4, 2-A5, 2-AP and 3-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.
(6) The Class AX Certificates will have no principal amount; they will accrue interest on the sum of the notional amounts of the AX(1) Component and AX
      (2) Component, as described in the prospectus supplement.